Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-94456) on Form S-8 of Cascade Financial Corporation 401(k) Salary Deferral and Profit Sharing Plan of our report dated June 22, 2010, with respect to the financial statements and supplemental schedule of the Cascade Financial Corporation 401(k) Salary Deferral and Profit Sharing Plan as of December 31, 2009 and 2008, and for the years ended December 31, 2009 and 2008, included in this annual report on Form 11-K.

/s/ Moss Adams LLP
Everett, Washington
June 22, 2010